UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 16, 2010
Date of Report (Date of earliest event reported)

TIB FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Florida	0000-21329	65-0655973
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)
599 9th Street North, Suite 101 Naples, Florida		34102-5624
(Address of principal executive offices)		(Zip Code)
(239) 263-3344
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

As previously announced, on June 29, 2010, TIB Financial Corp. (the “Company”) and TIB Bank entered into an Investment Agreement (the “Agreement”) with North American Financial Holdings, Inc. (the “Purchaser”) which provides for the Company to sell to the Purchaser (i) 700,000,000 shares of the Company’s common stock at $0.15 per share (the “Common Stock”), (ii) 70,000 shares of mandatorily convertible participating voting preferred stock (the “Preferred Stock”) for $1,000 per share and (iii) the right to purchase, during the 18-month period following the closing of the Share Purchase (as defined herein), up to 1,166,666,667 shares of Common Stock at $0.15 per share (or up to 175,000 shares of Preferred Stock for $1,000.00 per share).  Following receipt of shareholder approval of an amendment to the Company’s restated articles of incorporation, the Preferred Stock issued at the closing will mandatorily convert into shares of Common Stock equal to the $70,000,000 purchase price divided by $0.15 per share, subject to anti-dilution adjustments.  The sale of the Company Common Stock and Preferred Stock is referred to as the “Share Purchase.”

The closing of the Share Purchase is subject to a number of conditions, including, but not limited to, the Company entering into an agreement with the United States Department of Treasury (“Treasury”) for the redemption of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Treasury Preferred Stock”) and related warrants to purchase shares of Company Common Stock held by the Treasury (the “Warrant”) following the closing of the Share Purchase.

On July 16, 2010, the Company received a letter from the Treasury (the “Treasury Letter”) that indicated that the Treasury would be willing to consent to a proposal made by the Company to repurchase the Treasury Preferred Stock and the Warrant subsequent to the closing of the Share Purchase. The Company’s proposal provides for consideration for the repurchase of the Treasury Preferred Stock in the amount of 31% of the sum of (i) the aggregate liquidation preference ($37,000,000) and (ii) all accrued but unpaid dividends on the Treasury Preferred Stock as of the day prior to the signing of final documents. The consideration for the repurchase of the Warrant would be $40,000. Total consideration relating to the proposed repurchase would be approximately $12.1 million. The Treasury’s consent to the repurchase is subject to entering into final definitive documentation acceptable to the Treasury in its sole discretion. The Treasury Letter does not constitute an amendment to or modification or waiver of any term or provision of the Securities Purchase Agreement previously entered into between Treasury and the Company.

The Company has been advised by the Purchaser that the Treasury’s consent to the Company’s redemption of the Treasury Preferred Stock and repurchase of the Warrant for the consideration proposed by the Company as set forth in the Treasury Letter will satisfy the maximum price requirement specified in the Agreement for the repurchase of the Treasury Preferred Stock and the Warrant. The consummation of the Share Purchase remains subject to the terms and conditions of the Agreement, including that the terms of the final definitive documentation with Treasury are reasonably acceptable to the Purchaser.

For additional information regarding the Agreement and the transactions contemplated thereby, see the Company’s Form 8-K filed on June 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIB FINANCIAL CORP.
Date: July 19, 2010	By:	/s/ Thomas J. Longe
Thomas J. Longe
Vice Chairman, Chief Executive Officer and President